SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 31, 2007

AMERICAN LAND LEASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09360	84-1038736
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

29399 US HWY 19 NORTH, SUITE 320, CLEARWATER, FL 33761

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (727) 726-8868

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement

Grant of Incentive Stock Options

On January 31, 2007, the Compensation Committee of the Board of Directors of American Land Lease, Inc. (the “Company”) granted options to purchase common stock of the Company (“Options”), substantially in the form filed as Exhibit 10.01 to the Company’s 8-K Report filed on February 8, 2006 as Exhibit 10.01 —Form of Incentive Stock Option Agreement and incorporated herein by reference in its entirety, pursuant to the Company’s 1998 Stock Incentive Plan (the “Plan”). A copy of the Plan was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and filed on August 14, 1998, and amended as filed as Exhibit 10.01 to the Company’s Form 8-K filed on May 9, 2006 and is incorporated herein by reference.

Options were granted to the following executive officers: Terry Considine, Bob Blatz and Shannon Smith, covering 80,429, 26,810 and 18,901 shares, respectively. Each of the option awards were granted with a per share exercise price of $27.65. The options vest over four years (other than for Mr. Considine, whose award vests over five years).

The following is a summary of the material terms of the Incentive Stock Option Agreement, which is qualified in its entirety by reference to Exhibit 10.01: The Incentive Stock Option Agreement evidences the grant by us of an incentive stock option to purchase shares of our common stock to an eligible participant under the Plan. The number of shares of our common stock subject to the Option, the exercise price of the Option, the date on which the Option vests and becomes exercisable and the date on which the Option expires are each established by the Compensation Committee of our Board of Directors (the “Committee”). An Option recipient has no right to exercise the Option until and to the extent such Option shares have vested. In the event of termination of employment, options may be exercised to the extent such Option shares are vested as of the date of termination, as follows:

(i) in the event of the optionee’s death or disability, the Option will be exercisable until the expiration date for all Option shares for which the Option was otherwise exercisable;

(ii) if the optionee’s employment terminates other than by reason of his death, disability or termination for cause, the Option will generally be exercisable for a period of ninety (90) days following such termination; and

(iii) if the optionee’s employment terminates for cause, the Option will terminate immediately on the date of such termination.

Grant of Restricted Stock

On January 31, 2007, the Compensation Committee of the Board of Directors of the Company granted restricted common stock of the Company (“Restricted”), substantially in the form filed as Exhibit 10.02 to the Company’s 8-K Report filed on February 8, 2006 as Exhibit 10.02 —Form of Restricted Stock Agreement and incorporated herein by reference in its entirety, pursuant to the Plan.

Restricted stock awards were granted to the following executive officers: Terry Considine (5,000 performance-based shares and 3,367 time-based shares), Bob Blatz (35,000 performance-based shares and 2,231 time-based shares) and Shannon Smith (25,000 performance-based shares and 723 time-based shares). The time-based restricted stock awards vest in four equal annual installments. The performance-based restricted stock awards vest ratably based upon the extent, if any, that the total return realized by stockholders exceeds the ten-year average total return of the Equity REIT Index, as reported by the National Association of Real Estate Investment Trusts (“NAREIT”). The total return for the Company is measured over a three-year period that ends on the final valuation date. To the extent that performance shares are not vested as of the final valuation date, such shares are forfeited and returned to the Company, but none of the dividends would be forfeited and returned to the Company. Once the performance shares are vested, they are further restricted and cannot be traded for a two-year period, with the expectation that a specific amount of shares can be sold in order to pay the necessary income taxes at the time that the shares vest.

The following is a summary of the material terms of the Restricted Stock Agreement, which is qualified in its entirety by reference to Exhibit 10.02 of Form 8-K filed on February 8, 2006:

The Company issues to the employee restricted shares of common stock, par value $0.01 per share, of the Company, effective as of the grant date. The interest of the employee in the restricted stock is based upon the employee’s continued employment with the Company as of each vesting date. Notwithstanding the foregoing, in the event of (i) a termination of the employee’s employment due to the employee’s death or disability or (ii) a change of control, 100% of the then unvested restricted stock of the employee will vest. For all other terminations, the restricted stock and any accrued but unpaid dividends subject to the provisions of the agreement which has not vested at the time of the employee’s termination of employment will be forfeited by the employee, and ownership transferred back to the Company. The restricted stock may not be sold, pledged or otherwise transferred until the restricted stock becomes vested. The employee will have all the rights of a stockholder, including the right to vote and receive cash dividends, with respect to the restricted stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN LAND LEASE INC.
(Registrant)

By	/s/ Shannon E. Smith
Shannon E. Smith
Chief Financial Officer

Date: February 5, 2007